SALES CONTRACT

     THIS SALES CONTRACT (this "Agreement") is entered into on June 26, 1998, by and among Kranzco Realty Trust, a Maryland real estate investment trust (the "Purchaser") and Europco Property Investors II, Ltd., a Georgia limited partnership; Europco Property Investors III, Ltd., a Georgia limited partnership; Europco Property Investors IV, Ltd., a Georgia limited partnership; Secured Properties Investors V, L.P., a Georgia limited partnership; Secured Properties Investors VIII, L.P., a Georgia limited partnership; Secured Properties Investors IX, L.P., a Georgia limited partnership; and Tifton Partners, L.P., a Georgia limited partnership (each individually is referred to herein as a "Seller," and all are referred to herein collectively as the "Sellers").

     FOR AND IN CONSIDERATION of the mutual covenants set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE 1
                              TERMS OF PURCHASE

     1.1 Purchase and Sale. Sellers shall sell and Purchaser shall purchase all those tracts or parcels of land located in: Vidalia, Georgia, and more particularly described on "A1"; Jefferson City, Tennessee, and more particularly described on Exhibit "A2"; Staunton, Virginia, and more particularly described on Exhibit "A3"; Summerville, Georgia, and more particularly described on Exhibit "A4"; Tifton, Georgia, and more particularly described on Exhibit "A5"; Circleville, Ohio, and more particularly described on Exhibit "A6"; Douglasville, Georgia, and more particularly described on Exhibit "A7"; Snellville, Georgia, and more particularly described on Exhibit "A8"; and Pensacola Florida, and more particularly described on Exhibit "A9", each such exhibit being attached hereto; together with all improvements now or hereafter located thereon; and fixtures and personal property, whether tangible or intangible, of Sellers, if any, used or usable in connection with the operation of the buildings located thereon ( each of the tracts of land, together with the improvements and personalty located thereon, is individually referred to herein as a
"Property" or collectively as the "Properties").    The Properties also shall
be deemed to include the following:

          (A) Easements, rights of way, privileges, appurtenances, and rights to the same belonging to and inuring to the benefit of the Properties; and

          (B) Any strips and gores adjacent to the Properties and any land lying in the beds of any street, road or avenue, open or proposed, in front of or adjoining said Properties to the center line thereof; and

          (C) All fixtures, machinery, equipment, furnishings, appliances, supplies, operational records and other personal property owned by a Seller and located on any of the Properties, including, without limitation, all fittings, heating, air cooling, air conditioning, freezing, lighting, laundry, incinerating, and power equipment and apparatus; all engines, pipes, pumps, tanks, motors, conduits, switch boards, plumbing, lifting, cleaning, fire prevention, fire extinguishing and refrigerating equipment and apparatus; all furnaces, oil burners or units thereof; all appliances, vacuum cleaning systems, awnings, screens, storm doors and windows, cabinets, partitions, ducts and compressors, furniture and furnishings, hot water heaters, garbage receptacles and containers above and below ground, janitorial supplies, landscaping materials, lawn mowers, tools, vehicles and articles of a nature similar to the foregoing; and all future additions to or substitutions for the foregoing, or any part thereof, between the date hereof and the date of Closing (as hereinafter defined) hereunder; and all other personal property now upon or hereafter placed on any of the Properties and owned by a Seller, and all warranties and guarantees to and right of action of any Seller therefor, if any. (The property described in this subsection
(c), when referred to separately from the Properties, is hereinafter sometimes called "Personalty").

          (D) Any other interest of any Seller in and to the Properties or pertaining thereto, including without limitation, all of Sellers' right, title and interest in and to the following (collectively, "Other Interests"):

               (i) Any catalogs, booklets, manuals, files, logs, records, correspondence, purchaser prospect lists, tenant lists, tenant prospect lists and other mail in lists, sales brochures and material, leasing brochures and materials, advertisement materials and other items, including without limitation, title information, soil engineering and environmental inspections, studies and reports, market studies, and similar inspections with respect to the sale, management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Properties;

              (ii) Any name, trade name, trademark, service mark or logo (and all goodwill associated therewith) by which the Properties or any part thereof may be known or which may be used in connection with the Properties, including without limitation, the names associated with each of the Shopping Centers and all other fictitious names used on the date hereof or which any Seller has the right to use in connection with the ownership, use, occupancy or operation of the Properties (collectively, "Names") together with all registrations, if any, for such Names;

             (iii) Any bank or other depository accounts relating to the tenant security deposits;

              (iv) Any bond, guaranty, warranty or repair agreements now existing and outstanding concerning the Properties or any part thereof, including without limitation, any bond, guaranty or warranty (including, any fidelity bonds) relating to construction, use, maintenance, occupancy or operation of the improvements constituting part of the Properties and the Personalty, subject to any limitation contained in each such bond, guaranty and warranty;

               (v) Any licenses, permits, franchise approvals and certificates of any governmental authorities required or used in or relating to the ownership, use, maintenance, occupying or operation of any part of the Properties;

              (vi) Any surveys of, and plans and specifications relating to, the Properties;

             (vii)  The Service Agreements (as hereinafter defined);

            (viii) Any unrecorded utility agreements including any deposits made thereunder;

              (ix)  The Leases (as hereinafter defined);

               (x) Any unpaid awards for any taking by condemnation or any damage to the Properties by reason of a change of grade of any street or highway or any award paid to any Seller after the date hereof and not used or applied by such Seller to the restoration of the applicable Property;

              (xi) Any unpaid proceeds for any damage to the Properties by reason of fire or other casualty, or any proceeds paid to any Seller and not used or applied by such Seller to the restoration of the Properties;

             (xii)  Any development rights with respect to the Properties;
and

            (xiii) The proceeds of any tax appeals with respect to the Properties.

     1.2 Purchase Price. The Purchase Price for the Properties shall be Eighty-Four Million Seven Hundred Fifty Thousand and No/100ths Dollars ($84,750,000.00). The parties agree that Purchaser shall not have the option to purchase only a portion of the Properties. The parties have allocated the Purchase Price among the Properties as set forth on Exhibit "E". The Purchase Price shall be paid or accounted for at the hereinafter defined Closing in the following manner:

          a. Assumed Indebtedness. Purchaser shall take the Properties subject to all mortgages, deeds of trust or security deeds currently affecting same (the "Assumed Indebtedness"), except for the mortgages and security deeds affecting the Staunton, Virginia phase I parcel, the Circleville, Ohio parcel and the Vidalia, Georgia parcel, which shall be satisfied at Closing.

          b. Cash. Purchaser shall pay Sellers the amount by which the Purchase Price, as adjusted by the closing prorations and adjustments specified in Article 3, exceeds the sum of (i) the principal balance of the Assumed Indebtedness, together with all accrued interest and other charges payable after deducting all escrows held by the lender, and (ii) a reserve for surviving claims in the amount of Six Hundred Thousand Dollars ($ 600,000.00) (the "Reserve"). The Reserve shall be held in accordance with the escrow agreement set forth in Exhibit "B" attached hereto (the "Escrow Agreement").

     1.3 Earnest Money. Within three (3) days of execution of this Agreement, Purchaser shall deliver to Sellers' attorneys, Holland & Knight, LLP, Purchaser's promissory note in the amount of Eight Hundred Forty-Seven Thousand Five Hundred and No/100ths Dollars ($847,500.00) made payable to Sellers in the form of Exhibit "F" attached hereto (the "Earnest Money Note"), which shall be held by Sellers' attorney in accordance with the terms of an escrow agreement to be entered into between Purchaser, Sellers and Sellers' attorneys.

     1.4 Time of Closing. The closing of the transaction contemplated hereby (the "Closing") shall take place in the offices of Purchaser's counsel, Robinson Silverman Pearce Aronsohn & Berman LLP in New York City beginning at 10:00 A.M. on or before August 31, 1998 or such date as Purchaser designates at least three (3) days in advance. Purchaser shall have the right to extend Closing for up to thirty (30) days by giving two (2) days' notice to Sellers.


                                  ARTICLE 2
                    PRECLOSING ACTIVITY AND CONTINGENCIES

     2.1 Sellers' Pre-Closing Delivery of Documents. Sellers shall make available to Purchaser within five (5) days after the date hereof the following:

          a. Leases and Assumed Indebtedness. Copies of the existing Leases, as that term is hereinafter defined and the underlying documents with respect to the Assumed Indebtedness;

          b. Title Insurance Commitments. Title Insurance Commitments withrespect to the Properties showing the Purchaser as the proposed insured;

          c. Surveys. Surveys of the Properties made in accordance with the "minimum detail requirements for ALTA/ACSM Land Title surveys" jointly established and adopted by ALTA and ACSM;

          d. Phase I Environmentals. Current Phase I Environmental Reports with respect to the Properties; and

          e. Sellers' Files. All information in Sellers' possession with respect to the Properties, including but not limited to Lease files and Tenant correspondence files, plans and specs, certificates of occupancy, insurance policies, which are attached hereto as Exhibit "K" (or certificates if a blanket policy is in place) and any warranties with respect to the Properties, but specifically excluding any appraisals of the Properties in Sellers' possession and any correspondence between Sellers and Broker with respect to the Properties.

     2.2 Purchaser's Examination of Title; Title Insurance. Sellers shall convey fee simple title to the Properties by limited warranty deeds, subject only to ad valorem taxes not yet due and payable, the Assumed Indebtedness, and all other matters set forth on Exhibit "G" (collectively, the "Permitted Exceptions"). With respect to those items which are not Permitted Exceptions, Sellers may, but shall not be obligated to, satisfy such objections at Closing; provided, however, that Sellers shall be obligated to satisfy all liens in a liquidated amount.

     2.3  Operation of Property.  Until the Closing, Sellers shall:

          a. Contract Compliance. Comply with all the terms, conditions and provisions of all Leases, liens, mortgages, agreements, insurance policies, licenses and permits and other contractual arrangements relating to the Properties, make all payments due thereunder and suffer no default;

          b. Contracts. Without written approval of Purchaser, which approval shall not be unreasonably withheld, neither negotiate nor enter into any new contract or lease nor modify any existing contract or lease affecting the use or operation of the Properties on or before the Closing;

          c. Security Deposits. Not return to any Tenants (as hereinafter defined) any security deposit unless required to do so by the applicable Leases. Not apply any security deposits except with respect to those Leases terminated with Purchaser's consent pursuant to Section 2.3.b;

          d. Changes. Promptly notify Purchaser in writing of any default under the Leases or any material change in conditions affecting the Properties; and

          e. Maintenance of Property. Sellers, in accordance with their normal practices and procedures, will continue to maintain and to make all repairs and replacements to the Properties so as to keep the Properties in substantially their present condition, reasonable wear and tear excepted, and Sellers shall operate and manage the Properties in the same manner as they have previously operated the Properties. Sellers shall continue to expend funds budgeted or planned for advertising, maintenance and capital improvements with respect to the Properties until Closing is completed.

     2.4 Inspection Period. Purchaser shall have thirty (30) days from the date of execution of this Agreement (the "Inspection Period") to conduct its inspection with respect to the Properties. Purchaser shall have the option to terminate this Agreement for any reason by delivering written notice of termination to Sellers on or before the end of the Inspection Period, in which event the Earnest Money Note shall be immediately returned to Purchaser, and this Agreement shall be terminated, except for the provisions which by their terms survive termination. If such option is not exercised, this Agreement shall remain in full force and effect without further action by the parties and Purchaser's option to terminate this Agreement will be deemed to have been waived.

     2.5 Purchaser's Access. Purchaser and its representatives, agents and independent contractors shall have the right to enter upon the Properties from time to time during ordinary business hours for the purpose of inspecting the Properties and generally obtaining information at Purchaser's sole cost, expense and risk. Purchaser shall give Sellers reasonable advance notice of Purchaser's entries and inspections so that Sellers, at their option, may have one of its representatives familiar with the Properties
accompany Purchaser.    Purchaser shall indemnify, protect, defend and hold
Sellers harmless from and against any claims, losses, liabilities or damages (including reasonable attorneys' fees) resulting from such entry, inspection or other activities, and from and against any mechanic's liens or claims of lien resulting therefrom. Such indemnification shall survive the Closing or termination of this Agreement. Purchaser will not contact any of Sellers' employees, tenants, vendors, contractors or consultants regarding the Properties without the prior written consent of Sellers which shall not be
unreasonably withheld.   Sellers will permit representatives of Purchaser to
enter upon the Properties for the purposes of conducting soil tests, borings, percolation tests, and any other tests, inspections, or examinations that Purchaser desires in regard to engineering and planning for future development of the Properties, or testing existing conditions, including (but not by way of limitation) such other tests, inspections, or examinations as Purchaser may request to determine subsurface or topographic conditions of the Properties. Purchaser shall hold Sellers harmless for any costs or damages resulting from Purchaser's conducting of such tests, including but not limited to, the cost of repairing any portion of the Properties and any damage to any person.

     2.6 Destruction Or Damages Prior to Closing Date. If all or any material portion of any Property shall be condemned or damaged prior to the Closing, or a bona fide threat of condemnation shall be made prior to Closing, or there shall be claimed against the Properties any municipal code, ordinance, or regulatory violation, Purchaser may elect to (a) terminate this Agreement, or (b) reduce the Purchase Price in the amount of (i) the condemnation award received by or payable to Sellers, or (ii) the amount of insurance proceeds received by or payable to Sellers for such damage (plus the applicable deductible amount with respect to such damage), or (iii) the cost of curing such violation. Purchaser's election under this Section shall be exercised by giving written notice thereof to Sellers within fifteen (15) days after receipt of written notice from Sellers of such taking or damage or violation or the amount of the condemnation award or insurance proceeds payable with respect to such taking or damage, whichever is later. If Purchaser elects to terminate this Agreement under this Section, the Earnest Money Note immediately shall be returned to Purchaser and there shall be no further rights, duties or obligations hereunder.

     2.7 Sellers' Contingency. Sellers' obligations under this Agreement are subject to the condition precedent that each Seller's limited partners approve the transaction described in this Agreement during the Inspection Period. In the event that Sellers are unable to obtain said consent, then this Agreement shall terminate, be null and void, and the parties hereto shall have no further obligations to each other and the Earnest Money Note shall be returned to Purchaser, except that Sellers shall pay to Purchaser the third party expenses incurred by Purchaser in connection herewith, including legal and accounting fees, engineering fees, etc. Sellers hereby represent that they have no reason to believe they will not obtain such consents.

                                  ARTICLE 3
                                   CLOSING

     3.1 Delivery by Sellers. At Closing, Sellers shall deliver possession of the Properties to Purchaser subject to the rights of the Tenants under the Leases. Sellers also shall deliver the following items. Documents shall be duly executed and in recordable form, if intended to be recorded.

          a.   Conveyances.

                 i. Limited Warranty Deeds. Limited Warranty Deeds conveying fee simple title to the Properties free and clear of all liens, restrictions and encumbrances except the Permitted Exceptions;

                ii. Bills of Sale. Limited Warranty Bills of Sale conveying the personalty free and clear of all liens, restrictions and encum-brances except the Permitted Exceptions;

               iii. Assignments of Leases. Assignments of all Sellers' rights under the Leases, which assignments shall also indemnify Purchaser with respect to matters arising under such Leases prior to the Closing; and

                iv. Sellers' Rights Under Contracts, Guaranties, Etc. To the extent permitted by each such document, an assignment of Sellers' rights under any contracts, guaranties and warranties with respect to the Properties, which assignments shall also indemnify Purchaser with respect to matters arising under such contracts prior to the date of Closing.

          b.   Sellers' Certificates.

                 i. Representations. Certificates of the Sellers confirming that all representations and warranties made by Sellers in this Agreement are true and correct on and as of Closing;

                ii. Organization, Authority, Etc. Certificates dated within ten (10) days of the Closing from the (i) Georgia Secretary of State indicating that Sellers are validly existing in that State and (ii) general partner of each Seller, certifying that the sale of each Property is authorized pursuant to the terms of its Seller's limited partnership agreement and authorizing specified officers to sign on its Seller's behalf the documents necessary to consummate this sale; and

               iii. Affidavits.

                    A. Title. Such affidavits or other documents as are reasonably required by Purchaser's title insurer as a condition to insuring title to the Properties without the survey exception or other exceptions, except for the Permitted Exceptions.

                    B. Foreign Person. An affidavit that each Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended, or a nonresident of Georgia within the meaning of Section 48-7-128(b) of the Official Code of Georgia Annotated; and

                    C. Reporting Requirements. An affidavit setting forth such information as may be required to comply with the reporting requirements relating to sales of real property (other than Section 1445 referred to above) imposed under the U.S. Internal Revenue Code.

          c.   Other Deliveries.

                 i. Notices. Notices of sale, addressed to the Tenants, holders of Assumed Indebtedness and service contractors;

                ii. Keys. All keys to the Properties which each Seller has in its possession, properly tagged for identification;

               iii. Tenant Estoppel Letters. An estoppel letter from Wal-Mart Stores, Inc., with respect to each Property, plus an estoppel letter from all anchors (as identified in the Confidential Offering Memorandum prepared by CB Commercial Investment Properties Group on behalf of the Sellers) and seventy-five percent (75%) of the remaining tenants by rent at each Property dated within thirty (30) days of the date of Closing. In the event that a Lease has a form of estoppel letter attached thereto or in the event the Lease states what shall be in an estoppel letter, Sellers shall deliver an estoppel letter in such form or containing such information. In the event that the Lease does not contain any such form or applicable language, Sellers shall deliver an estoppel letter in a form reasonably acceptable to Purchaser. Delivery of such estoppels shall be a condition to Purchaser's obligations hereunder, but failure to deliver such estoppels shall not constitute a default of the Seller;

                iv. Assignment of Names. Valid assignments, duly executed and acknowledged by each Seller, assigning to Purchaser all of the Sellers' right, title and interest in the Names, together with such documents as shall be necessary to transfer any logos, trademarks or service marks association with the Names and for proper termination of Sellers' use of the Names;

                 v. Rent Rolls. Rent rolls for the Properties, certified by Sellers to be true and correct as of the Closing substantially in the form of Exhibit "C" annexed hereto; and a list, certified by Sellers to be true and correct as of the Closing, setting forth the names of any Tenant in arrears in the payment of rent under such Tenant's Lease and the amount of such arrearage;

                vi. Bills. Copies of the most recent paid real estate tax, personal property tax, water, sewer, gas and electric bills with respect to the Properties, and any bills for any other amounts which if unpaid could become liens against the Properties;

               vii. Assignments of Other Interests. Assignments, in form and substance reasonably satisfactory to Purchaser, of Sellers' rights in and to the Other Interests;

              viii. Plans and Specifications. A complete set of Plans and Specifications for the buildings and improvements constituting part of the Properties and modifications and alterations thereto, if available to Sellers or in Sellers' possession;

                ix. Updated Financial Information. Financial information for the Properties for the period January 1, 1998 through the Closing;

                 x. Assumed Indebtedness Documents. Original executed counterparts of the documents constituting the Assumed Indebtedness, or, if originals are not available, copies thereof certified by Sellers as true and correct;

                xi. Mortgagee Estoppels. Estoppel certificates from the holders of the Assumed Indebtedness consenting to the sale of the Properties to Purchaser and setting forth such other information with respect to such Assumed Indebtedness as is set forth in the form of Exhibit "H" attached hereto. Failure to deliver such shall not constitute a default of the Sellers, but shall be a condition to Purchaser's obligations hereunder;

               xii. Lease Documents. Original executed counterparts of the documents constituting the Leases, or, if originals are not available, copies thereof certified by Sellers as true and correct;

              xiii. Transfer Tax Returns. To the extent required, transfer tax returns;

               xiv. Termination of Related Party Agreements. Terminations of any management agreements and any other agreements between any of the Sellers and their respective affiliates with respect to the Properties;

               xv. Escrow Agreement. The Escrow Agreement attached hereto as Exhibit "B"; and

               xv. Additional Documents. Such other documents as may be reasonably required to consummate the transactions herein contemplated.

     3.2 Delivery by Purchaser. At Closing, Purchaser shall deliver the following items to the Sellers. Documents shall be duly executed and in recordable form, if intended to be recorded.

          a. Cash Portion. The cash portion of the purchase price as described in Section 1.2(b) of this Agreement and as adjusted by prorations and adjustments pursuant to Section 3.4.

          b. Security Deposits. A receipt for any security deposit assigned at Closing to Purchaser by Sellers and an indemnification of Sellers against claims relating to any such security deposit actually assigned to Purchaser;

          c. Lease Assignments. Purchaser shall execute the assignment of all Leases which also shall indemnify Sellers with respect to matters arising under the Leases after the date of Closing;

          d. Escrow Agreement. The Escrow Agreement attached hereto as Exhibit "B"; and

          e. Additional Documents. Such other documents as may be reasonably required to consummate the transactions herein contemplated.

     3.3 Costs. Sellers shall pay any state and/or local transfer tax, any applicable sales tax in connection with the Personalty conveyed at Closing and its own attorney's fees. Purchaser and Sellers shall split equally the transfer fees and related expenses charged by the respective lenders with respect to the Assumed Indebtedness and any charges of the Escrow Agent. In the event that Purchaser does not assume all or any portion of the Assumed Indebtedness, Sellers shall pay one-half of any prepayment penalty and/or prepayment premium to satisfy any such loan, provided that in such event Sellers shall not be obligated to pay more than Sellers would have for Purchaser to assume such indebtedness. Otherwise, Purchaser shall be responsible for all costs connected with the Closing.

     3.4  Prorations and Adjustments.

          a. Prorations. The following items shall be prorated on a daily basis at the Closing, as of day of Closing, unless provided otherwise herein. In the event that any of such items proves to have been prorated incorrectly at Closing, the parties agree to in good faith make the appropriate adjustments after Closing, provided that any such adjustments shall be made by December 31, 1998.

                 i. Taxes. City, county, state and school district ad valorem taxes and all other taxes and assessments. Proration shall be based upon the latest millage rate and assessments available with respect to the Properties. If such proration is based upon estimates, rather than on actual bills, then either party may demand after the Closing and shall be entitled to receive upon demand, payment from the other party correcting any proration based upon inaccurate estimates, provided such demand complies with Section 3.4(a);

                ii. Expenses. Utility charges and all other operating expenses, including service contracts. If proration of such charges and expenses is based upon estimate, rather than actual bills, then either party may demand after the Closing and shall be entitled to receive upon demand, payment from the other party correcting any proration based upon inaccurate estimates, provided such demand complies with Section 3.4(a);


               iii. Rents. Rents and other income from or relating to the Properties. Any common area maintenance charges, reimbursements pursuant to tax or expense escalation or pass through clauses, and other similar charges paid by Tenants subsequent to Closing and attributable in part to expenditures by Sellers for a period prior to Closing shall be prorated on a daily basis between Sellers and Purchaser. With respect to percentage rent payments for the year of Closing, the parties agree that Purchaser shall be entitled to all of such sums and in exchange, Purchaser shall pay to Seller an additional One Hundred Thousand Dollars ($100,000.00) at Closing. Adjustments and payments with regard to rents (but not percentage rents), common area maintenance charges, reimbursements pursuant to tax or expense escalations or pass through clauses, and other similar charges paid by Tenants which prove to have been prorated incorrectly shall be revised, provided such demand complied with Section 3.4(a); and

                iv. Assumed Indebtedness. Interest on the Assumed Indebtedness shall be apportioned as of the Closing. Purchaser shall reimburse Sellers for all escrow accounts held by the holders of the Assumed Indebtedness as indicated on the mortgagee estoppel and consent.

          b. Credits. Security Deposits shall be credited to Purchaser at the Closing

          c.   Adjustments.

                 i. Wal-Mart. In the event that at or prior to Closing Wal-Mart contends that the percentage rent paid at the Vidalia, Georgia location should be less than that received by the applicable Seller for the lease year 1997, the Purchase Price shall be reduced by One Hundred Twenty Thousand Dollars ($120,000).

          ii. Fashion Bug. In the event that the dispute with Fashion Bug referenced on Exhibit "D" is not resolved prior to Closing, Purchaser agrees to assume all of Seller's rights and liabilities with respect to this matter, including Seller's interest as "Defendant" in the litigation. In exchange for assuming such liability, the Purchase Price shall be reduced by Two Hundred Fifty Thousand Dollars ($250,000.00) and the portion of the Purchase
Price allocated to this parcel should be reduced accordingly   Prior to
Closing, the applicable Seller shall not settle the Fashion Bug litigation without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.


                                  ARTICLE 4
             SELLERS' WARRANTIES, REPRESENTATIONS AND AGREEMENTS

     Each Seller hereby warrants, represents and agrees as follows:

     4.1 No Condemnation Pending or Threatened. There is no pending or threatened condemnation or similar proceeding affecting the Properties or any portion thereof, and each Seller has no knowledge that any such action is presently contemplated.

     4.2 Pending Litigation. To the best of each Seller's knowledge, there are no legal actions, suits, or other legal or administrative proceedings pending or threatened against any Seller which affect the Properties or against third parties affecting the Properties, but for the matters shown on Exhibit "D" attached hereto and incorporated herein.

     4.3 Hazardous Substances. Sellers have delivered to Purchaser certain Phase I Environmental Reports with respect to the Properties identified herein. Other than as set forth therein, which is expressly excepted from this representation, each Seller further represents that it has not used, generated, treated, stored, released, discharged or disposed of Hazardous Substances (as hereinafter defined), on or from the Properties at any time. "Hazardous Substance" shall refer to any hazardous or toxic substance or waste as those terms are defined by any applicable federal or state law or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., together with petroleum, petroleum products, PCB, friable asbestos or formaldehyde-based insulation items .

     4.4 Leases. With regard to the leases (each such lease is herein referred to as a "Lease" and all such leases are herein referred to collectively as the "Leases") specified on the rent roll attached hereto as Exhibit "C" (the "Rent Roll") with the tenants named thereon (each such tenant is herein referred to as a "Tenant" and all such tenants are herein referred to collectively as the "Tenants"):

          a. Forms of Leases. The respective written Leases constitute the entire agreements with the Tenants. The Leases have not been modified, altered, amended, and do not differ in any respect from the copies of the Leases delivered to Purchaser pursuant to the provisions of this Agreement, except as set forth in amendments to such Leases which have been delivered to Purchaser;

          b. Performance of Landlord's Obligations. Each Seller, as the Landlord under the respective Leases, is not in default thereunder and no Seller has received any written notice of a default by the Landlord under any Lease; and

          c. Performance of Tenant's Obligations. No Tenant is in default under its Lease, nor has any event occurred which, coupled with the giving of notice or the passage of time, would constitute a default by any Tenant under its Lease, other than as set forth in Exhibit "C."

     4.5 Possession/Defaults. There are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Properties other than the Leases. Except as otherwise noted in Exhibit "C" or Exhibit "D", each of the Leases are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenant, licensee or occupant thereunder is in actual possession. Except as set forth in Exhibit "C" or Exhibit "D", no Tenant has asserted any claim, offset or defense which would in any way affect the collection of rent from such Tenant, other than as set forth in Exhibit "D". All decorating, repairs, alterations and other work required to be performed by the Landlord under each of the Leases, or the cost thereof to be reimbursed to any such tenants as an incident of such tenancy, has been performed or reimbursed or will have been performed or reimbursed by Sellers at their cost prior to the date of Closing. No tenant, licensee or other occupant under any of the Leases has any right or option to acquire the Properties, or any part thereof or interest therein.

     4.6 Rent Roll. The rents set forth in Exhibit "C" are the actual rents, income and charges presently being collected by Sellers under the Leases. Except as otherwise set forth in Exhibit "C" or Exhibit "D", no tenant, licensee or occupant under any of the Leases is entitled to any concessions, rent-free occupancy, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month. No security deposits have been paid by any tenants of the Properties which have not heretofore been returned, except as set forth on Exhibit "C" hereto.

     4.7 Brokerage . No brokerage or leasing commission or other compensation is due and payable at the time of Closing to any person, firm, corporation or other entity with respect to or on account of any of the Leases.

     4.8 Performance . Sellers have performed, and at Closing shall have performed, all obligations which they have under the Leases, and all other agreements relating to the Properties, which obligations shall have accrued as of Closing.

     4.9 Agreements. Exhibit "I" attached hereto is a complete and correct list of all existing and proposed management, service, equipment, supply, maintenance, exhibitor's concession, union or collective bargaining agreements, which are not cancelable on or prior to Closing with respect to or affecting the Properties (the "Service Agreements") and each of such agreements is in full force and effect and has not been amended, modified or supplemented except as set forth on Exhibit "I". Those contracts which shall survive Closing and which shall be assigned to Purchaser are designated as such in Exhibit "I". No written notice of default or breach by Sellers in the terms of any such agreements has been received by Sellers or their agents. Sellers have performed and at Closing, shall have performed all obligations which they have under said agreements and contracts.

     4.10 Licenses. Exhibit "J" attached hereto is a complete and correct list of each license and permit held by Sellers in connection with the ownership and operation of the Properties.

     4.11 Structures. To the best of Sellers' knowledge, without independent investigation or inquiry, all buildings, structures and improvements, roads, parking areas, curbs, sidewalks, sewers, and other utilities thereon, and their existing uses, are in compliance with all applicable laws, ordinances, rules and regulations, and requirements of all governmental authorities having jurisdiction thereof, including without limitation, those pertaining to zoning, subdivision, building, safety, fire and health, sewage connection, treatment and disposal and all necessary and appropriate permits and approvals therefor have been properly issued to Sellers and are in good standing. All charges and fees for such permits and approvals have been paid in full.

     4.12 Governmental Authority. Sellers have not and at the Closing shall not have received from any governmental authority, any notices requiring improvements or installations on or in connection with the Properties, or asserting, any violation of any applicable law, regulation or other governmental requirement.

     4.13 Personalty. Sellers are the sole and absolute owners of the Personalty and the Other Interests, free and clear of all liens and encumbrances, except for security interests to be discharged at or before Closing hereunder. Prior to Closing, no items of Personalty or the Other Interests being sold hereunder will be removed from the Properties, unless replaced with items of comparable value.

     4.14 Insurance. The policies of insurance set forth on Schedule "L" attached hereto are currently in force. Sellers have not received any written notice from any insurance company which has issued a policy with respect to the Properties or from any board or fire underwriters (or other body exercising similar functions) (a) claiming any defects or deficiencies which have not been cured or corrected, (b) requesting the performance of any repairs, alterations or other work which have not been performed, or (c) stating, in effect, that any of such policies will not be renewed or will be renewed at a higher premium than is presently payable therefor.

     4.15 Tax Bills.    Sellers have delivered to Purchaser copies of the
latest real estate tax bills with respect to the Properties. To the best of Seller's knowledge, there are no other properties included in the tax bills affecting any of the Properties. There are no proceedings or applications pending before any governmental authority, department or agency with respect to the assessed value of the Properties.

     4.16 Interest in Property. No person, firm or entity other than Purchaser has any rights to acquire all or part of the Properties.

     4.17 Agreements. There are no agreements relating to the Properties other than Leases, Permitted Exceptions and Service Agreements.

     4.18 Financial Information. Sellers has delivered to Purchaser true, correct and complete financial information with respect to the Properties for the calendar years 1995, 1996 and 1997, and for the first three months of calendar year 1998.

     4.19 Guaranties and Warranties. The guaranties and warranties set forth on Exhibit "M" are all of the guaranties and warranties applicable to the operation of the Properties of any portion thereof.

     4.20 Assumed Indebtedness. True and correct copies of all of the Assumed Indebtedness documents have been delivered by Sellers to Purchaser. All of such documents are identified on Exhibit "N" attached hereto. The Assumed Indebtedness Documents are in full force and effect, without default by Seller. The outstanding principal balance of the Assumed Indebtedness after application of the regularly scheduled principal amortization payments, as of May 31, 1998 is Thirty-One Million Four Hundred Fifty-One Thousand One Hundred Seventy-Four and 53/100ths Dollars ($31,451,174.53).

     4.21 Employees. Other than employees of JAMESTOWN, a Georgia general partnership and JAMESTOWN Management Corporation, a Georgia corporation, there are no persons who are employed in connection with the management, operation or maintenance of the Properties. Each of such persons so employed is a non-union employee. Sellers shall be responsible for and shall pay all employee wages (and any payroll taxes applicable thereto), bonuses, fringe and other benefits through the day of Closing. Sellers acknowledges that Purchaser is not obligated or required to employ any person currently employed by Sellers, JAMESTOWN or JAMESTOWN Management Corporation.

     4.22 At Time of Closing. The representations and warranties set forth in this Article 4 shall be true and correct on and as of the Closing with the same force and effect as if made at that time.

     4.23 As Is Condition of Property. Purchaser acknowledges that it is purchasing the Properties "AS-IS WHERE-IS AND WITH ALL FAULTS", and that except for the representations or warranties of Sellers set forth in this Agreement, it is not relying on any other representation or warranty made by Sellers or by any person acting on Sellers' behalf. Purchaser and anyone claiming through Purchaser hereby fully and irrevocably releases Sellers and Sellers' agents and representatives from any and all claims it may now have or hereafter acquire against Sellers or its agents and representatives for any cost, loss, liability, expense, damage, action or cause of action, whether foreseen or unforeseen, arising from or related to the physical condition of the Properties, the presence of Hazardous Substances, or any other condition (whether patent, latent or otherwise) affecting the Properties, except for claims against Sellers based upon obligations expressly provided in this Agreement. The provisions of this Section shall survive the Closing.

                                  ARTICLE 5
                                   BROKERS

     5.1 Brokers. Sellers and Purchaser each represent and warrant to the other that no commission, charge or fee is or will be owed for brokerage or similar services in connection with the transaction contemplated hereby by reason of its actions other than to CB Commercial Real Estate Group, Inc. ("Broker") for which Sellers will be responsible. The representation and warranty set forth in this Section 5.1 shall survive the Closing or any termination or expiration of this Agreement.

                                  ARTICLE 6
                                   DEFAULT

     6.1 Default. If the transaction contemplated by this Agreement is not consummated through the default of Sellers, the Earnest Money Note shall be returned promptly to Purchaser. Purchaser's remedy, in addition to the return of the Earnest Money Note, shall be solely the right to seek specific
performance.   If such transaction is not consummated through the default of
Purchaser, then Sellers shall accept the Earnest Money Note as full liquidated damages for such default, whereupon Purchaser shall be released and relieved of any and all further obligations under this Agreement. It is understood and agreed by the parties that the amount of the Earnest Money Note represents a reasonable pre-estimate of the probable loss resulting from such a breach. The right of Sellers to receive and retain the Earnest Money Note as full liquidated damages shall be the sole remedy of Sellers, whether at law or in equity, in the event of default by Purchaser.

                                  ARTICLE 7
                                 ASSIGNMENT

     7.1 Assignment. Purchaser may assign its rights hereunder with the prior written consent of Sellers. No such consent shall be required with respect to any assignment to any subsidiary(ies) of Purchaser, provided such assignment is acceptable to the applicable lender with respect to any Assumed Indebtedness.

                                  ARTICLE 8
                                   NOTICES

     8.1 Notices. Any notices required or permitted hereunder shall be in writing unless otherwise provided herein and shall be deemed duly given and effective (i) when sent by fax to the number given below, if one is given, or when delivered in person; or (ii) upon receipt after being sent by Federal Express, or similar overnight courier service charges prepaid; or (iii) upon receipt after being deposited in the postal service of the United States with postage prepaid and properly marked for certified mail with request for return receipt. If given to Sellers, any such notice shall be addressed as follows:

                    JAMESTOWN Management Corporation
                    Two Paces West, Suite 1600
                    2727 Paces Ferry Road
                    Atlanta, Georgia 30339
                    Attention:  Mr. Richard D. Crossley and
                                Matt M. Bronfman
                    Facsimile: 770- 805-1001

with a copy to:     A. Summey Orr III, Esq.
                    Holland & Knight
                    One Atlantic Center, 20th Floor
                    1201 W. Peachtree Street, N.W.
                    Atlanta, Georgia 30309-3400
                    Fax: 404-881-0470

If given to Purchaser:

                    Kranzco Realty Trust
                    128 Fayette Street
                    Conshohocken, Pennsylvania 19428
                    Attention: Mr. Norman M. Kranzdorf
                    Fax: 610-941-9193

with a copy to:
                    Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas
                    New York, NY 10104
                    Attn: Jonathan S. Margolis, Esq.
                    Fax: 212-541-4630

Any party may change the address to which future notices to it shall be sent by giving written notice to the other parties hereto of such change. Notice sent by fax shall be deemed to have been given in writing, provided a number is given above for the party to whom notice is to be given.

                                  ARTICLE 9
                                MISCELLANEOUS

     9.1 Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement and the rights and obligations of the parties hereunder shall be governed in all respects by the laws of the State of Georgia, unless required otherwise by law.

     9.2 Cumulative Rights, etc. All rights, powers and privileges conferred by the Agreement upon the parties shall be cumulative with, but not restricted to, those given by law.

     9.3 Waiver, etc. No delay or failure by any party hereto in exercising any of its rights, remedies, powers or privileges under this Agreement or at law or in equity and no custom, practice or course of dealing between or among any of such parties or any other person shall be deemed a waiver by such party of any such rights, remedies, powers or privileges, even if such delay or failure is continuous or repeated. No single or partial exercise of any right, remedy, power or privilege shall preclude any other or further exercise thereof by any such party or the exercise of any other right, remedy, power or privilege by such party, including, without limitation, the right of such party subsequently to demand exact compliance with the terms of this Agreement.

     9.4 Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns.

     9.5 Amendment. Any amendment to this Agreement shall be binding upon Purchaser and Sellers as soon as a written amendment has been executed by both regardless of whether such amendment has also been signed by the Escrow Agent. For purposes of this Section, the sending of a fax constitutes a "writing" executed by the party sending the same. Only written amendments to this Agreement shall be effective.

     9.6 Survival. All terms and conditions hereof shall survive Closing through December 31, 1998, except as expressly noted to the contrary.

     9.7  Time.  Time is of the essence of this Agreement.

     9.8 Counterparts. This Agreement may be executed in several counter-parts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

     9.9 Severability. This Agreement is intended to be performed in accor-dance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable for any reason and to any extent, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

     9.10 Entire Agreement. This Agreement and all Exhibits hereto and the instruments referred to herein contain the entire agreement and understanding between the parties hereto relating to the subject matter hereof.

     9.11 Interrelation. This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties. The parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them as a result of the actual identity of the draftsman.

     9.12 Incorporation of Exhibits. All Exhibits attached to this Agreement and referred to herein are incorporated herein by such reference.

     9.13 Deadlines on Non-business Days. In the event any deadline specified herein falls on a day which is not a regular business day, then the deadline shall be extended to the end of the next following regular business day.

     9.14 Confidentiality. Purchaser will keep confidential all information and materials resulting from its inspection and made available by Sellers (collectively, the "Information"), except for disclosure to Purchaser's directors, employees, auditors, counsel, advisors or representatives (collectively, the "Representatives" who need to know the Information in order to evaluate the possible acquisition, provided such Representatives agree to keep the Information confidential; and except for such disclosure as is required by applicable law. If this Agreement is terminated, Purchaser will return to Sellers on demand all of the Information and all reports and other information obtained by Purchaser from Sellers. The confidentiality provisions of this Section shall survive termination of this Agreement.


     9.15 References to Seller. Notwithstanding references to "Sellers" collectively hereunder, Purchaser acknowledge that the obligations of each "Seller" hereunder are independent and that each "Seller" only shall be responsible for the specific Property it owns and no Seller shall be liable for the actions or inactions of any other Seller.

     9.16 Exculpation. This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been executed by the undersigned in his capacity as an officer or trustee of Purchaser which has been formed as a Maryland real estate investment trust pursuant to a Declaration of Trust of Kranzco Realty Trust, dated June 17, 1992, as amended and restated, and not individually, and none of the trustees, officers or shareholders of Purchaser shall be bound or have any personal liability hereunder or thereunder. Each party thereto shall look solely to the assets of Purchaser for satisfaction of any liability of Purchaser in respect to this Agreement and all documents, agreements, understandings and arrangements relating to this transaction, and will not seek recourse or commence and action against any of the trustees, officers or shareholders of Purchaser or any of their personal assets for the performance of payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

     IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement under seal.

                         SELLERS:

                         EUROPCO PROPERTY INVESTORS II, LTD., a Georgia limited partnership


                         By: JAMESTOWN, a Georgia general partnership

                              By:________________________________
                                   Name/Title

                         EUROPCO PROPERTY INVESTORS III, LTD., a Georgia limited partnership


                         By: JAMESTOWN, a Georgia general partnership

                              By:________________________________
                                   Name/Title

                         EUROPCO PROPERTY INVESTORS IV, LTD., a Georgia limited partnership


                         By: JAMESTOWN, a Georgia general partnership

                              By:________________________________
                                   Name/Title

                         SECURED PROPERTIES INVESTORS V, L.P., a Georgia limited partnership


                         By: JAMESTOWN, a Georgia general partnership

                              By:________________________________
                                   Name/Title


                         SECURED PROPERTIES INVESTORS VIII, L.P., a Georgia limited partnership


                         By: JAMESTOWN, a Georgia general partnership

                              By:________________________________
                                   Name/Title


                         SECURED PROPERTIES INVESTORS IX, L.P., a Georgia limited partnership


                         By: JAMESTOWN, a Georgia general partnership

                              By:________________________________
                                   Name/Title


                         TIFTON PARTNERS, L.P., a Georgia limited partnership


                         By: JAMESTOWN, a Georgia general partnership

                              By:________________________________
                                   Name/Title


                         PURCHASER:

                         KRANZCO REALTY TRUST, a Maryland real estate investment trust

                         By:___________________________________________
                              Norman M. Kranzdorf, President